EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  November 18, 2015

Contact:  Tom Cherry, President & CFO

(804) 843-2360

C&F Financial Corporation

Announces Increase in Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 32 cents per common share, which is payable January  1, 2016 to shareholders of record on December 15, 2015. This dividend represents a 6.67 percent increase over the prior quarter’s dividend amount of 30 cents per common share.

The board of directors of the Corporation continually reviews the amount of cash dividend per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, expected future earnings, and certain changes to the regulatory capital framework, which began to apply to the Corporation and the Bank on January 1, 2015.  Based on this review, the board increased the dividend per share.

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Wealth Management Corporation. C&F Mortgage Corporation provides mortgage and appraisal services through 13 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.